Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 18, 2023

Board of Directors

Cloudastructure, Inc.

We hereby consent to the inclusion in the Offering Circular (or other associated documents) filed under Regulation A tier 2 on Forms 1-A, 1-A POS or 1-K of our reports dated April 14, 2023, with respect to the consolidated balance sheets of Cloudastructure, Inc. as of December 31, 2022 and 2021 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2022 and 2021 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado